UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 16, 2014 (September 10, 2014)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

877 North 8th West, Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
(Former Name, Former Address or Former Fiscal Year, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

□           Written communications pursuant to Rule 425 under the Securities Act
□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act
□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5:  Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors;  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2014, Mark J. Larsen, President, Chief Operating Officer and Treasurer of U.S. Energy Corp. (“U.S. Energy” or the “Company”), notified the Company that he intends to resign from those positions effective December 31, 2014.  Mr. Larsen will remain on the Company’s board of directors.  The Company retained Mr. Larsen to provide consulting services relating to the Company’s Mt. Emmons project for a one-year term beginning January 1, 2015.  In consideration for those services, Mr. Larsen will be paid a fee equal to his current annual salary of $304,240.00.  In addition, the Company’s board of directors determined to provide a retirement payment to Mr. Larsen for each year in the five-year period beginning on January 1, 2015, with each payment being equal to 50% of his current annual salary or $152,120.00.  Finally, all options held by Mr. Larsen that have not yet vested will vest on December 31, 2014, and the options will remain exercisable for their full term.

In addition, on September 11 2014, Steven R. Youngbauer, General Counsel and Secretary, notified the Company that he intends to resign from those positions effective September 30, 2014.  The Company’s board of directors determined to provide a one-time retirement payment to Mr. Youngbauer of $200,000.  In addition, all options held by Mr. Youngbauer that have not yet vested will vest on September 30, 2014, and the options will remain exercisable for their full term.

Both of Messrs. Larsen and Youngbauer will also be entitled to health insurance benefits under their existing severance agreements as well as benefits pursuant to the terms of the Company’s ESOP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: September 16, 2014	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO